Exhibit  99.1


                    NATIONSCREDIT DISTRIBUTION FINANCE, INC.
                           ANNUAL OFFICER CERTIFICATE

                       NationsCredit Grantor Trust 1997-2


The undersigned certifies that he is a Senior Vice President of NationsCredit Distribution Finance, Inc., a Georgia corporation (the "Servicer"), and that as such he is duly authorized to execute and deliver this certificate on behalf of the Servicer pursuant to Section 13.10 of the Pooling and Servicing Agreement dated as of September 30, 1997 among NationsCredit Securitization Corporation, NationsCredit Commercial Corporation and Bankers Trust Company (the 'Agreement') and further certifies that ( I ) a review of the activities of the Servicer during the period January 31, 1998 up to and including December 31, 1998 and of its performance under the Agreement has been made and (ii) based on such review, the Servicer has fulfilled all of its obligations under the Agreement throughout the past year up to and including December 31, 1998.

IN WITNESS WHEREOF, I have affixed hereto my signature this the 31st day of March, 1999.

     NationsCredit  Distribution  Finance,  Inc.




                                       By:  /s/  CHRISTOPHER  SPOENEMAN
                                                 Christopher  Spoeneman
                                                 Senior Vice President


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Exhibit  99.2




                LOAN SERVICING REPORT OF INDEPENDENT ACCOUNTANTS

March  31,  1999

To  the  Board  of  Directors  of
NationsCredit  Distribution  Finance,  Inc.


We have examined management's assertion about NationsCredit Distribution Finance, Inc.'s compliance with the servicing requirements outlined in sections 12.3, 13.8, 13.8A, 14.1, 14.1A, 14.2, 14.2A, 14.3, 14.6, 14.7 and 14.7A of the
Pooling and Servicing Agreement dated September 30, 1997 (the "Agreement") for the NationsCredit Grantor Trust 1997-2 securitization during the year ended December 31, 1998 included in the accompanying management assertion. Management is responsible for NationsCredit Distribution Finance, Inc.'s compliance with those requirements. Our responsibility is to express an opinion on management's assertion about NationsCredit Distribution Finance, Inc.'s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about NationsCredit Distribution Finance, Inc.'s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on NationsCredit Distribution Finance, Inc.'s compliance with specified requirements.

In our opinion, management's assertion that NationsCredit Distribution Finance, Inc. complied with the aforementioned sections of the Agreement for the year ended December 31, 1998 is fairly stated, in all material respects.




/s/  PRICEWATERHOUSE  COOPERS  LLP

March  12,  1999

PricewaterhouseCoopers  LLP
NationsBank  Corporate  Center
Suite  5400
100  North  Tryon  Street
Charlotte,  NC  28202

Dear  Sirs:

As of and for the year ended December 31, 1998, NationsCredit Distribution Finance, Inc. has complied in all material respects with the servicing procedures outlined in sections 12.3, 13.8, 13.8A, 14.1, 14.1A, 14.2, 14.2A,
14.3, 14.6, 14.7 and 14.7A of the Pooling and Servicing Agreement dated September 30, 1997 for the NationsCredit Grantor Trust 1997-2 securitization.




/s/  MICHAEL  PARKS
-------------------
Michael  Parks,  SVP
NationsCredit  Distribution  Finance,  Inc.



/s/  CHRISTOPHER  SPOENEMAN
---------------------------
Christopher  Spoeneman,  SVP
NationsCredit  Distribution  Finance,  Inc.



/s/  SUZANNE  CASTLEBERRY
-------------------------
Suzanne  Castleberry,  VP
BankAmerica  Corporation